Exhibit 99.1

CONTACTS

Investor Contact:

Joseph D. Gangemi

Corporate Investor Relations

(610) 695-3676

Media Contact:

David Culver

Boyd Tamney Cross

(610) 254-7426

Malvern Bancorp, Inc., Announces Management Change

PAOLI, PA., December 31, 2014 – Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank ("MFSB" or the "Bank"), today announced that Dennis Boyle, senior vice president, treasurer and chief financial officer, has informed the Corporation that he resigned from those positions effective January 1, 2015, to pursue other opportunities. The Bank announced that Anthony C. Weagley, President & Chief Executive Officer, would assume the role of interim chief financial officer of the Company.

"Dennis has been a valued member of the Bank management team for the past 40-plus years, and we appreciate his contributions to Malvern Federal. We wish him much success in his future endeavors," said Anthony Weagley, President & Chief Executive Officer.

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank recently announced a strategic partnership with Bell Rock Capital to provide personalized wealth management and advisory services to high net worth individuals and families. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://www.malvernfederal.com

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.